Lafayette Industries, Inc.
EX 21.1 List of Subsidiaries of the Registrant

                                   State of
Company                       Incorporation
Lafayette Industries, Inc.    Delaware
SES Holdings Corp.            Delaware
Sequential Electronic Systems, Inc. Delaware
S-Tech, Inc.                  Delaware
WWR Technology, Inc.          Delaware
Televend, Inc.                Delaware
FMX Corp.                     Delaware
Sunbelt Fixtures              Texas
Lafayette Products            Texas
Lafayette de Mexico SA de CV  Mexico